Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined financial statements of Sun Hydraulics Corporation (“Sun” or the “Company”) are presented to illustrate the estimated effects of the acquisition of Polyusus Lux IV S.à.r.l (“Polyusus”), the owner of 100% of the share capital of Faster S.p.A. (“Faster”), on April 5, 2018 (the “acquisition”) and the related financing transactions on the historical financial position and results of operations of the Company.

The unaudited pro forma combined financial statements have been derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 30, 2017 and the audited consolidated financial statements of Faster as of and for the year ended December 31, 2017.  The unaudited pro forma combined statement of operations for the year ended December 30, 2017 is presented as if the acquisition was completed on January 1, 2017.  The unaudited pro forma combined balance sheet at December 30, 2017 gives effect to the acquisition as if it was completed on December 30, 2017.

Polyusus serves as a holding company and has no operations and, except for the investment in Faster, insignificant assets and liabilities.  Therefore Polyusus has not been included in these unaudited pro forma combined financial statements.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements.  The unaudited pro forma combined financial statements should be read together with the Company’s historical consolidated financial statements, which are included in the Company’s latest annual report on Form 10-K, and the historical consolidated financial statements of Faster presented in exhibit 99.1 to this Form 8-K/A.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and are not indicative of the results of operations that would have been realized had the acquisition actually been completed on the dates indicated, nor are they indicative of the Company’s future financial position or operating results.

Sun Hydraulics Corporation

Unaudited Pro Forma Combined Balance Sheet

As of December 30, 2017

(in thousands)

				Preliminary
				Purchase		Other
	Sun		Acquisition	Price		Pro Forma
	Hydraulics	Faster	Financing	Allocation	Note	Adjustments	Note	Pro Forma
	Historical	Historical	(Note 3)	(Note 4)	Ref	(Note 5)	Ref	Combined
Assets
Current assets:
Cash and cash equivalents	$63,882	$22,693	$480,018	$(532,408)		$(4,103)	5(a)	$30,082
Restricted cash	40	—	—	—		—		40
Accounts receivable, net of allowance for doubtful accounts	37,503	22,286	—	—		—		59,789
Inventories, net	41,545	29,748	—	5,287	4(a)	—		76,580
Income taxes receivable	—	449	—	—		—		449
Other current assets	3,806	4,480	—	—		—		8,286
Total current assets	146,776	79,656	480,018	(527,121)		(4,103)		175,226
Property, plant and equipment, net	91,931	12,538	—	7,340	4(b)	—		111,809
Deferred income taxes	4,654	4,374	—	—		—		9,028
Goodwill	108,869	143,226	—	104,949	4(c)	—		357,044
Other intangibles, net	104,131	72,312	—	174,059	4(c)	—		350,502
Other assets	3,405	824	552	—		—		4,781
Total assets	$459,766	$312,930	$480,570	$(240,773)		$(4,103)		$1,008,390
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$15,469	$22,018	$—	$—		$—		$37,487
Accrued expenses and other liabilities	8,977	10,603	—	—		—		19,580
Current portion of contingent consideration	17,102	—	—	—		—		17,102
Current portion of long-term debt	—	6,293	4,755	—		(6,293)	5(b)	4,755
Dividends payable	2,437	—	—	—		—		2,437
Income taxes payable	1,878	2,130	—	—		—		4,008
Total current liabilities	45,863	41,044	4,755	—		(6,293)		85,369
Revolving line of credit	116,000	—	142,000	—		—		258,000
Contingent consideration, less current portion	16,780	—	—	—		—		16,780
Long-term debt, net of current portion	—	81,135	94,022	—		(81,135)	5(b)	94,022
Deferred income taxes	2,068	20,593	—	—		—		22,661
Other noncurrent liabilities	6,382	3,107	—	—		—		9,489
Total liabilities	187,093	145,879	240,777	—		(87,428)		486,321
Total shareholders' equity	272,673	167,051	239,793	(240,773)		83,325		522,069
Total liabilities and shareholders' equity	$459,766	$312,930	$480,570	$(240,773)		$(4,103)		$1,008,390

See accompanying notes to the unaudited pro forma combined financial statements.

Sun Hydraulics Corporation

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 30, 2017

(in thousands, except per share data)

				Preliminary
				Purchase		Other
	Sun		Acquisition	Price		Pro Forma
	Hydraulics	Faster	Financing	Allocation	Note	Adjustments	Note	Pro Forma
	Historical	Historical	(Note 3)	(Note 4)	Ref	(Note 5)	Ref	Combined
Net sales	$342,839	$120,629	$—	$—		$—		$463,468
Cost of sales	206,314	73,704	—	1,811	4(b)	—		281,829
Gross profit	136,525	46,925	—	(1,811)		—		181,639
Selling, engineering and administrative expenses	65,580	19,425	—	—		(2,495)	5(a)	82,510
Restructuring charges	1,031	—	—	—		—		1,031
Amortization of intangible assets	8,423	6,598	—	3,601	4(c)	—		18,622
Operating income	61,491	20,902	—	(5,412)		2,495		79,476
Interest expense (income), net	3,781	5,726	10,950	—		(4,152)	5(b)	16,305
Foreign currency transaction gain, net	(52)	(2,750)	—	—		—		(2,802)
Miscellaneous expense, net	742	(112)	—	—		—		630
Change in fair value of contingent consideration	9,476	—	—	—		—		9,476
Income before income taxes	47,544	18,038	(10,950)	(5,412)		6,647		55,867
Income tax provision	15,986	5,601	(3,833)	(1,510)	4(d)	1,900	5(c)	18,144
Net income	$31,558	$12,437	$(7,117)	$(3,902)		$4,747		$37,723
Basic and diluted net income per common share	$1.17							$1.20
Basic and diluted weighted average shares outstanding	27,031		4,400					31,431

See accompanying notes to the unaudited pro forma combined financial statements.

SUN HYDRAULICS CORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(in thousands)

Note 1 — Basis of presentation

The unaudited pro forma combined financial statements have been derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 30, 2017 and the audited consolidated financial statements of Faster as of and for the year ended December 31, 2017.

The audited consolidated financial statements of Faster as of and for the year ended December 31, 2017 were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, and were presented in euros. Management is still evaluating Faster’s accounting policies and the effects of conversion to U.S generally accepted accounting principles (“U.S. GAAP”). Based on management’s preliminary analysis there were no adjustments necessary to convert the IFRS financial statements into U.S. GAAP. Certain reclassifications among financial statement line items were necessary to conform Faster’s financial information to Sun’s; see Note 2. The historical financial information was translated from euros to U.S. dollars using the following historical rates: average exchange rate for the year ended December 31, 2017 of approximately 1.13 and period end exchange rate as of December 31, 2017 of approximately 1.20.

The unaudited pro forma combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies after giving effect to the acquisition and related financing transactions.

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations.  The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the acquisition based upon the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition using available information.  The preliminary purchase price allocation may be adjusted as a result of the finalization of the purchase price accounting.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Faster as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 — Reclassifications

Certain reclassifications have been made to Faster’s historical financial information to conform to Sun’s financial statement presentation. The following table summarizes the significant reclassifications:

Item reclassified	Amount	Location on Faster's financial statements	Location on unaudited pro forma financial statements
Balance sheet
Income taxes receivable	$449	Tax receivables	Income taxes receivable
Other tax related receivables	1,829	Tax receivables	Other current assets
Advance payments to vendors	519	Trade payables	Other current assets
Purchased software	1,048	Other intangible assets	Property, plant and equipment, net
Income taxes payable	2,130	Tax payables	Income taxes payable
Other tax related payables	1,086	Tax payables	Accrued expenses and other liabilities
Statement of Operations
Amortization of intangible assets	$6,598	Cost of goods sold - depreciation, amortization and write downs	Amortization of intangible assets
Certain shipping and indirect production costs	8,272	Distribution costs	Cost of sales
Currency derivative gains and losses	2,734	Other financial income (-) and expenses (+)	Foreign currency transaction gain, net

Note 3 — Acquisition Financing

Sun completed the acquisition for $532,408 in cash. The acquisition was financed with proceeds from the Company’s registered public offering and borrowings on its credit facility. On February 6, 2018, Sun sold 4,400 shares of common stock at a public offering price of $57.50 per share. Net proceeds from the offering totaled $239,793, of which $116,000 was used to repay the outstanding debt under the existing credit facility. On April 1, 2018, the Company amended its credit facility to increase the revolving line of credit to an aggregate maximum principal amount of $400,000 and added a term loan credit facility of $100,000. Debt issuance costs of $1,775 were incurred in relation to the amendment. Concurrent with the closing of the acquisition the Company borrowed $100,000 on the term loan and $258,000 on the revolving credit facility.

The following table presents the net increase to interest expense resulting from the borrowings on our credit facility used to finance the acquisition of Faster and the amortization of related debt issuance cost:

Interest expense on borrowings used to finance Faster acquisition	$14,247
Amortization of related debt issuance costs	355
Historical interest expense on debt repaid with proceeds from public offering	(3,652)
Pro forma adjustment	$10,950

The interest rate assumed for purposes of preparing these pro forma financial statements is 4.0%. This rate comprises the one-month LIBOR rate of 2.0% as of June 2018, plus certain margins specified in the credit facility agreement.  A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $445 for the year ended December 30, 2017.

The income tax effect of the acquisition financing adjustments are calculated based on Sun’s U.S. statutory tax rate in effect in 2017 (35%).

Note 4 — Preliminary Purchase Price Allocation

The following table presents the preliminary allocation of the purchase consideration for the transaction as of the acquisition date:

Cash	$5,264
Accounts receivable	24,638
Inventories	35,882
Property, plant and equipment	20,980
Identifiable intangible assets	246,371
Goodwill	248,175
Other assets	11,111
Total assets acquired	592,421
Accounts payable	18,668
Accrued expenses	11,740
Deferred income taxes	20,232
Other liabilities	9,373
Total liabilities assumed	60,013
Fair value of net assets acquired	$532,408

The purchase price allocation and related pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

4(a)Represents the estimated adjustment to step up Faster’s finished goods and work in process inventory to fair value. After the acquisition, the step-up in inventory fair value will increase cost of sales over approximately three months as the inventory is sold. This increase is not reflected in the pro forma combined statements of operations as it does not have a continuing impact.

4(b)Represents the estimated fair value adjustment to Faster's property, plant and equipment based on the preliminary fair value estimate and the related estimated increase in depreciation expense. The estimated useful lives of the assets range from one to fourteen years.  The following table summarizes the changes in the estimated depreciation expense:

Estimated depreciation expense	$5,122
Historical depreciation expense	(3,311)
Pro forma adjustment	$1,811

4(c)Represents the adjustments to remove Faster’s historical goodwill, record goodwill associated with the acquisition, record the estimated fair value of the acquired identifiable intangibles assets and the related estimated increase in amortization expense. The following table summarizes the estimated fair values of Faster’s identifiable intangible assets, their estimated useful lives and the estimated amortization for each period presented:

			Year Ended
		Estimated	December 30, 2017
	Estimated Fair Value	Useful life (years)	Amortization Expense
Trade Name	$25,740	18	$1,430
Customer Relationships	201,019	26	7,732
Technology	13,483	13	1,037
Sales Order Backlog	6,129	0.4	6,129
	$246,371		$16,328

Historical amortization expense			(6,598)
Sales order backlog amortization *			(6,129)
Pro forma adjustment			$3,601

* The amortization expense related to the sales order backlog intangible asset was not included in the pro forma adjustments as it will not have a continuing impact on the Company’s results of operations.

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing the detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

4(d) The income tax effect of the preliminary purchase price allocation adjustments is calculated based on Faster’s Italian statutory tax rate in effect in 2017 (27.9%).

Note 5 — Other Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

5(a) Adjustments represent the payment of estimated transaction costs incurred in 2018 in connection with the acquisition totaling $4,103 and the elimination of non-recurring transaction costs incurred by Sun and Faster during the year ended December 30, 2017 that are directly related to the acquisition totaling $2,495.

5(b)Represents the effects of extinguishing Faster’s outstanding debt upon completion of the acquisition.

5(c)The income tax effect of the other pro forma adjustments are calculated based on Sun’s U.S. and Faster’s Italian statutory tax rates in effect in 2017 of 35% and 27.9%, respectively.